Exhibit 14.01

CODE OF CONDUCT AND ETHICS

NTS REALTY HOLDINGS LIMITED PARTNERSHIP

Adopted as of December 28, 2004

        This Code of Conduct and Ethics (this “Code”) shall apply to all directors and officers, or persons performing similar functions, and all employees (collectively, the “Covered Persons”) of NTS Realty Holdings Limited Partnership (the “Partnership”). Covered Persons have an obligation to the Partnership, its investors and the investment community in general to maintain the highest standards of honest and ethical conduct. In recognition of this obligation, the Covered Persons have adopted the following standards of ethical conduct. Adherence to these standards is integral to achieving the objectives of the Partnership and its investors. None of the Covered Persons shall commit acts contrary to these standards nor shall they condone the commission of such acts by advisors, agents or others engaged by the Partnership.

General Standards and Compliance with Laws

The Covered Persons have a responsibility to:

o	Maintain high standards of honest and ethical conduct.

o	Act in good faith, responsibly and without misrepresenting material facts or allowing their independent judgment to be compromised.

o	Refrain from engaging in any activity that would prejudice their ability to carry out their duties ethically.

o	Refrain from engaging in or supporting any activity that would discredit the Partnership.

o	Comply with rules and regulations of federal, state and local governments, and appropriate private and public regulatory agencies or organizations.

Avoidance of Conflicts of Interest and Improper Influences

The Covered Persons have a responsibility to:

o	Avoid actual or apparent conflicts of interest between personal and Partnership-related relationships. In particular, Covered Persons should not participate in a personal business transaction with the Partnership in which they will receive a significant profit or gain, unless the transaction has been approved by a majority of the directors (including a majority of the independent directors) of the General Partner of the Partnership not interested in the transaction. Covered Persons should advise the Audit Committee of the General Partner of the Partnership of any prospective or existing potential conflict.

o	Refuse any gift, favor or hospitality that would influence or would appear to influence their actions.

o	In any dealings with a government official, supplier or other person or entity, the Covered Persons shall not request, accept or offer to give any significant thing of value, the purpose or result of which could be to influence the bona fide business relations between the Partnership and such persons or entities.

Professional Competence

The Covered Persons have a responsibility to:

o	Maintain an appropriate level of professional competence by continuing development of their knowledge and skills.

o	Perform their professional duties in accordance with relevant laws, regulations and technical standards.

o	Prepare full, fair, accurate, timely and understandable financial statements, reports and recommendations after appropriate analyses of relevant and reliable information.

Confidentiality

The Covered Persons have a responsibility to protect the Partnership by:

o	Refraining from disclosing to others confidential information acquired in the course of their work except when authorized to do so.

o	Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage either personally or through third parties.

Integrity of Financial Statements and Accuracy of Filings

The Covered Persons shall ensure that:

o	No funds or assets of the Partnership shall be used for any purpose that would be in violation of any applicable law or regulation.

o	No contributions shall be made by or on behalf of the Partnership to any political candidate, party or campaign either within or without the United States.

o	No fund or asset of the Partnership shall be established or maintained that is not reflected on the books and records of the Partnership.

o	No false, artificial or misleading entries in the books and records of the Partnership shall be made.

o	No transaction shall be effected and no payment shall be made by or on behalf of the Partnership with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

o	Full, fair, accurate, timely and understandable disclosure is made in reports and other documents filed with or submitted to the Securities and Exchange Commission (“SEC”).

Prohibition of Loans

o	No Covered Persons shall request or accept a loan or advance from the Partnership.

Waiver and Compliance

        The Covered Persons shall be primarily responsible for the enforcement of the policies set forth in this Code. Should any information or knowledge regarding violation of this Code come to the attention of any Covered Persons, the Covered Persons must promptly report the information to the Audit Committee of the General Partner of the Partnership. The Audit Committee shall assess compliance with this Code, report any violation of this Code to the General Partner of the Partnership and recommend any appropriate action. The Covered Persons will be required on an annual basis to certify their compliance with this Code.

        Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee of the General Partner of the Partnership. Any waiver of this Code must be disclosed promptly on a current report on Form 8-K or by any other means approved by the SEC.

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